As filed with the Securities and Exchange Commission on June 27, 2024

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NATIONAL VISION HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-4841717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2435 Commerce Ave, Building 2200 Duluth, Georgia (Address of Principal Executive Offices)	30096 (Zip Code)

National Vision Holdings, Inc.

Amended and Restated 2017 Omnibus Incentive Plan

(Full title of the plan)

Jared Brandman

Senior Vice President, General Counsel and Secretary

National Vision Holdings, Inc.

2435 Commerce Ave, Building 2200

Duluth, Georgia 30096

(770) 822-3600

(Name, address, and telephone number, including area code, of agent for service)

With a copy to: Michael L. Stevens Alston & Bird LLP One Atlantic Center 1201 W. Peachtree Street Atlanta, Georgia 30309 (404) 881-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

EXPLANATORY NOTE

National Vision Holdings, Inc. (the “Company”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 5,600,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), that may be issued under the National Vision Holdings, Inc. Amended and Restated 2017 Omnibus Incentive Plan (the “Plan”); and (ii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan. The Company previously registered, for issuance under the Plan, 4,000,000 shares on a Form S-8 filed on October 26, 2017 (File No. 333-221131).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)       The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)       Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above mentioned information should be directed to the Company’s Secretary at telephone number (770) 822-3600 or the address on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act):

(a)	The Company’s Annual Report on Form 10-K for the year ended December 30, 2023, filed with the Commission on February 27, 2024;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2024, filed with the Commission on May 8, 2024;

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 8, 2024 (Item 5.02 only); and

(d)	The description of the Common Stock contained in Company’s registration statement on Form 8-A (Registration No. 001-38257), filed with the Commission on October 24, 2017 pursuant to Section 12(b) of the Exchange Act, as amended by the description of the Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended January 1, 2022 (File No. 001-38257), filed with the Commission on February 28, 2022, and any amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents filed (but not furnished) by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Other Information

In the first quarter of 2024, the Company’s Management & Services Agreement with Walmart, along with various ancillary agreements, terminated. The Company is also winding down its Walmart associated contact lens business conducted by its subsidiary, Arlington Contacts Lens Service, Inc. The Company’s Walmart store operations, including its former Legacy reportable segment and certain other results previously included in its Corporate/Other and Reconciliations categories in its Financial Statements, met the criteria to be presented as discontinued operations as of March 30, 2024. Please see Notes 2, 3 and 12 to the Financial Statements of the Company’s Form 10-Q for the quarter ended March 31, 2024. The annual financial statements for the three years ended December 30, 2023 included in the Annual Report on Form 10-K for the year ended December 30, 2023, have not been updated for these discontinued operations.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

A Delaware corporation may indemnify any person who was or is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, provided the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred in connection with the defense.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our amended and restated bylaws provides that we must indemnify, and advance expenses to, our directors and officers to the full extent authorized by the DGCL. We have also entered into indemnification agreements with our directors, which agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by our Board of Directors pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions at any time within 6 years after paying such unlawful dividend or after such unlawful stock purchase or redemption. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Third Amended and Restated Certificate of Incorporation of National Vision Holdings, Inc. (Incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the Commission on June 10, 2021).

3.2	Fourth Amended and Restated Bylaws of National Vision Holdings, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on December 12, 2023).

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	National Vision Holdings, Inc. Amended and Restated 2017 Omnibus Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on June 13, 2024).

107	Filing Fee Table.

Item 9. Undertakings.

(a)       The Company hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) immediately above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Duluth, state of Georgia, on this 27th day of June, 2024.

NATIONAL VISION HOLDINGS, INC.

By:	/s/ L. Reade Fahs
L. Reade Fahs
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jared Brandman, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ L. Reade Fahs	Chief Executive Officer and Director (Principal Executive Officer)	June 27, 2024
L. Reade Fahs

/s/ Melissa Rasmussen	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	June 27, 2024
Melissa Rasmussen

/s/ D. Randolph Peeler	Director and Board Chair	June 27, 2024
D. Randolph Peeler

/s/ Jose Armario	Director	June 27, 2024
Jose Armario

/s/ Virginia A. Hepner	Director	June 27, 2024
Virginia A. Hepner

/s/ Susan Somersille Johnson	Director	June 27, 2024
Susan Somersille Johnson

/s/ Naomi Kelman	Director	June 27, 2024
Naomi Kelman

/s/ Susan O’Farrell	Director	June 27, 2024
Susan O’Farrell

/s/ Thomas V. Taylor, Jr.	Director	June 27, 2024
Thomas V. Taylor, Jr.